THIS AGREEMENT IS ENTERED INTO AS OF THE _____21st___ DAY OF MARCH, 2007 (THE "EFFECTIVE DATE")

BY AND BETWEEN:

SUN NEW MEDIA INC., a corporation incorporated and existing under the laws of the State of Minnesota, United States of America, whose stock is traded on the OTC Bulletin Board, in the United States of America, herein acting and represented by ___WU Bruno Zheng_____________________, duly authorized as he so declares

("SNMD")

AND:

DYNASTY GAMING INC., a corporation duly constituted according to law, having a registered address at 759 Square Victoria, Suite 300, Montreal, Quebec, H2Y 217, Canada, herein acting and represented by Albert Barbusci, duly authorized as she so declares;

("Dynasty")

WHEREAS Dynasty, directly or throughout one of its Affiliates, (hereinafter the "Dynasty Party") and SNMD, directly or through one of its Affiliates, (hereinafter "SNMD Party") desire to cooperate together to develop, own and operate a portal in the People's Republic of China focusing on the youth of China,

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND AGREEMENTS CONTAINED HEREIN, AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. DEFINITIONS AND INTERPRETATION

1.1 Unless the contrary is clearly indicated, the following words and/or phrases, shall have the following meaning:

1.1.1 "Agreement" shall mean this written document together with all written appendices, annexes, exhibits or amendments attached to it from time to time by written agreement between the Parties;

1.1.2 "Joint Venture" shall mean the new entity incorporated, or to be incorporated, under the jurisdiction of _____British Virgin Island_________, which will own the Portal and in which the Dynasty Party and the SNMD Party will have an initial ownership stake as hereinafter provided;

1.1.3 "Portal" shall mean the product and service website portal, to be created and owned by the Joint Venture, which will be a product and service website portal targeting youth in the People's Republic of China;

1.1.4 "Parties" shall mean the Dynasty Party and the SNMD Party and "Party" shall mean any one of them;

1.2 For the purposes of this Agreement, an "Affiliate" of an entity hereto shall mean the parent corporation of the entity, a wholly-owned subsidiary of the entity or a wholly-owned subsidiary of the entity's parent corporation.

1.3 Any reference to the singular includes the plural and vice versa.

1.4 Any reference to natural persons includes legal persons and vice versa.

1.5 Any reference to a gender includes other genders.

1.7 The clause headings in this Agreement have been inserted for convenience only and shall not be taken into account in its interpretation.

2. JOINT VENTURE

2.1 Subject to the terms and conditions contained herein, the Parties agree to create a new entity under the name of ____Bobo Media Limited____________, incorporated under the laws of ____British Virgin Island____________________, to develop, create, own and operate the Portal.

2.2 The initial equity of the Joint Venture shall be owned as to 70% by the Dynasty Party and as to 30% by the SNMD Party.

2.3 The initial capitalization of the Joint Venture shall be USD 400,000, or such other amount as the Parties shall mutually agree. The Parties shall contribute the initial capital to the Joint Venture in proportion to their equity ownership interests. The Parties acknowledge that as of this date, the Dynasty Party has already contributed USD200,000 and still have to contribute USD 80,000_______ to the Joint Venture and the SNMD Group shall have to contribute USD120,000________ to the Joint Venture.

2.4 Within ________fifteen(15)____days of the Effective Date of this Agreement, each of the Parties agrees to invest the balance of its proportionate share of the initial capital of the Joint Venture.

2.5 The authorized capital of the Joint Venture shall be USD10,000 divided into 100__________ Shares of par value of USD1.00__________ each. Each Share shall be entitled to one vote and all Shares shall have equal voting rights.

2.6 Upon the capital contribution of the Parties having been made in accordance with Section 2.3, the Joint Venture shall issue the Shares in the following proportions:

	Subscribtion price	Shares	Shareholding Proportion
Dynasty Party	USD280,000	70	70%
SNMD Party	USD120,000	30	30%

2.7 Within sixty (60) days of the date of this Agreement, the Parties agree to act in good faith to negotiate and sign a Shareholders' Agreement, which will outline in more detail the relationship between the Dynasty Party and the SNMD Party

as shareholders of the Joint Venture.

2.8 Each Party agrees to cooperate in providing the Joint Venture, inter alia, the technology, management and human resources, business connections and relationships and other assets necessary for the successful launch and operation of the Portal.

2.9 The Parties agree that the Parties shall be entitled to appoint directors to the board of directors of the Joint Venture in proportion to their equity ownership interests (namely, Dynasty Party 70% and SNMD Party 30%). Until otherwise agreed, the board of directors of the Joint Venture shall be comprised of five (5) persons, with three (3) nominees appointed by the Dynasty Party and two (2) nominees appointed by the SNMD Party. The board of directors shall be authorized, inter alia, to appoint the officers of the Joint Venture, to hire the management of the Joint Venture and to decide upon the future financing needs, and the means to secure such future financing needs, of the Joint Venture.

3. OPTION

3.1 For good and valuable consideration, receipt of which is hereby acknowledged, the SNMD Party hereby gives and grants to the Dynasty Party the right and option to purchase all of the SNMD Party's shares in the Joint Venture at a price equal to ***[Price or formula to be indicated.]*** which price may be payable, at the option of the Dynasty Party in shares of Dynasty, all subject to any applicable regulatory authorization and any applicable shareholder approval. This right and option may only be exercised once all of the following conditions have been satisfied, namely:

3.1.1 The Portal has generated a cumulative total of US$10,000,000 in revenues; and

3.1.2 The Portal has generated a cumulative total of US$1,000,000 in earnings before interest, taxes, depreciation and amortization (EBITDA).

3.2 The option granted above may only be exercised by written notice to the SNMD Party given by the Dynasty Party at any time within the eighteen (18) month period following the satisfaction of all of the conditions listed in section 3.1 above.

4. CONFIDENTIALITY

4.1 Each Party shall hold in confidence all confidential information received from the other Party and not divulge the confidential information to any person, including any of its personnel, save for persons directly involved with the execution of this Agreement.

4.2 Each Party shall prevent disclosure of the confidential information of the other Party, except as may be required by law, in which case it shall give at least ten (10) days prior written notice to the other Party of the required disclosure.

4.3 Each Party shall ensure that each staff member or external party having access to confidential information is bound by individual non-disclosure agreements.

5. TERMINATION

5.1 This Agreement shall continue in full force and effect until such time as it is replaced by a written Shareholders Agreement entered into by the Parties, unless terminated earlier in accordance with section 5.2 below.

5.2 In the event that the Joint Venture is not incorporated within 120 days of the date hereof, either Party may terminate this Agreement on fifteen (15) business days notice to the other Party.

6. DOMICILIUM

6.1 The Parties elect the following addresses as their respective *domicilium citandi et executandi*:

6.1.1 SNMD: **SUN NEW MEDIA INC.**
Rm 1208, 12F, Business Office Tower W3, Oriental Plaza,
No. 1 East Changan Avenue, Dongcheng District
Beijing 10738
P.R. China

Attention: Executive Chairman

6.1.2 Dynasty: **DYNASTY GAMING INC.**
759 Square Victoria, Suite 300
Montreal, Quebec H2Y 2J7
Canada

Attention: President and Chief Executive Officer

6.2 Either of the Parties may change its *domicilium citandi et executandi* to another address within the same country, by way of a notice to the other Party to this Agreement, provided that such a notice is received by the addressee, at least seven (7) calendar days prior to such a change taking effect.

7. NOTICES

7.1 The Parties elect that the addresses at which all notices and other communications must be delivered for the purposes of this Agreement shall be those indicated in Sections 6.1.1 and 6.1.2 herein.

7.2 Any notice or communication required or permitted to be given in terms of this Agreement shall only be valid and effective if it is in writing.

7.3 Any notice addressed to either of the Parties and contained in a correctly addressed envelope and sent by registered post to it at its chosen address or delivered by hand at its chosen address to a responsible person on any day of the week between 9:00 o'clock and 17:00 o'clock, excluding Saturdays, Sundays

and public holidays, shall be deemed to have been received, unless the contrary is proved, if sent by registered post, on the fourteenth calendar day after posting and, in the case of hand delivery, on the day of delivery.

7.4 Any notice sent by telefax to either of the Parties at its telefax number shall be deemed, unless the contrary is proved, to have been received:

7.4.1 if it is transmitted on any day of the week between 9:00 o'clock and 17:00 o'clock, excluding Saturdays, Sundays and public holidays, within two (2) hours of transmission;

7.4.2 if it is transmitted outside of these times, within two hours of the commencement of the next day of the week between 9:00 o'clock and 17:00 o'clock, excluding Saturdays, Sundays and public holidays, after it has been transmitted.

8. <u>FORCE MAJEURE</u>

8.1 Neither of the Parties shall be liable for a failure to perform any of its obligations insofar as it proves:

8.1.1 that the failure was due to an impediment beyond its control;

8.1.2 that it could not reasonably be expected to have taken the impediment and its effects upon the party's ability to perform into account at the time of the conclusion of this Agreement; and

8.1.3 that it could not reasonably have avoided or overcome the impediment or at least its effects.

9. <u>ENTIRE AGREEMENT AND VARIATIONS</u>

9.1 This Agreement including any schedules hereto constitutes the whole agreement between the Parties and supersedes all prior verbal or written agreements or understandings or representations by or between the Parties regarding the subject matter of this Agreement, and the Parties will not be entitled to rely, in any dispute regarding this Agreement, on any terms, conditions or representations not expressly contained in this Agreement.

9.2 No variation of or addition to this Agreement will be of any force or effect unless reduced to writing and signed by or on behalf of the Parties.

9.3 Neither Party to this Agreement has given any warranty or made any representation to the other Party, other than any warranty or representation that may be expressly set out in this Agreement.

10. <u>RELAXATION</u>

10.1 No indulgence, leniency or extension of a right, which either of the Parties may have in terms of this Agreement, and which either Party (the "grantor") may grant or show to the other Party, shall in any way prejudice the grantor, or preclude the grantor from exercising any of the rights that it has derived from this Agreement, or be construed as a waiver by the grantor of that right.

11. <u>WAIVER</u>

11.1 No waiver on the part of either Party to this Agreement of any rights arising from a breach of any provision of this Agreement will constitute a waiver of rights in respect of any subsequent breach of the same or any other provision.

12. SEVERABILITY

12.1 In the event that any of the terms of this Agreement are found to be invalid, unlawful or unenforceable, such terms will be severable from the remaining terms, which will continue to be valid and enforceable.

13. DRAFTING COSTS

13.1 Each of the Parties shall bear its own cost incurred as a result of the negotiation, drafting and finalization of this Agreement, which shall include, but not be limited to, all legal fees.

14. COUNTERPARTS

14.1 This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

15. GOVERNING LAW

15.1 The validity and interpretation of this Agreement will be governed by and construed in accordance with the laws of Hong Kong. The courts of Hong Kong shall have exclusive jurisdiction with respect to any matter arising hereunder or related hereto.

16. ASSIGNMENT/TRANSFER

16.1 Either Party shall be entitled to assign or transfer to its Affiliates its rights and obligations pursuant to this Agreement upon written notice to the other Party hereto. A transfer or assignment other than to an Affiliate shall require the prior written consent of the other Party hereto.

17. LANGUAGE

17.1 The Parties hereto have required that this Agreement and related documents be drafted in the English language. *Les parties aux présentes ont exigé que cette entente et les documents y afférents soient rédigés dans la langue anglaise.*

IN WITNESS WHEREOF, the parties have signed.

SUN NEW MEDIA INC.

Per:
Title:

DYNASTY GAMING INC.

Per: Albert Barbusci
Title: President & Chief Executive Officer